Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 11, 2012, with respect to the combined financial statements of Lehigh Gas Entities and affiliated entities under common control (collectively “Predecessor Entity”) and the balance sheets of Lehigh Gas Partners LP contained in the Prospectus (File No. 333-181370), filed on October 26, 2012, which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
October 30, 2012